UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued on May 1, 2007.

Investor Contacts: MacKenzie Partners, Inc. Dan Burch/Larry Dennedy 1-800-322-2885	Media Contacts: Sard Verbinnen & Co Hugh Burns/Lesley Bogdanow: 212-687-8080 Paul Kranhold/Andrew Cole: 415-618-8750

INDEPENDENT NOMINEES TO ATMEL BOARD DETAIL PLAN
TO DELIVER SHAREHOLDER VALUE

Korn/Ferry International Retained to Conduct Search
for Qualified and Experienced CEO

Piper Jaffray Retained as Advisors to Nominees

San Jose, Calif., May 1, 2007 – The Independent Nominees to the Board of Directors of Atmel Corporation (Nasdaq: ATML) (the “Nominees”) today further detailed their plan to deliver significant value to all Atmel shareholders. The Nominees have been nominated for election at the Special Meeting of Atmel Shareholders scheduled for May 18, 2007. Their plan is detailed in a filing made with the Securities and Exchange Commission and the attached letter, which is being mailed to Atmel shareholders. These and other relevant materials can be accessed at www.improveatmel.com.

In a joint statement, the Nominees said, “We firmly believe our plan to quickly transform Atmel into a leading pure-play microcontroller company with vastly improved margins, hire a qualified and experienced CEO, and repurchase $500 million to $1 billion of stock will deliver the most value to Atmel’s shareholders. In comparison, Atmel’s plan does not make the necessary divestitures to focus on microcontrollers and to increae margins. Their plan, such as it is, is essentially a cost cutting exercise that cannot deliver maximum value to shareholders. It is, at best, a holding action. It is, at worst, a prescription for a continued deterioration of revenues and profitability, resulting in the loss of market value to shareholders. We also believe that the current management and board lack the experience to lead the significant restructuring that Atmel requires.”

Korn/Ferry International, the world's largest global provider of talent management solutions, has been retained and is currently working to identify a highly qualified candidate to serve as CEO of Atmel. The firm and Nominees expect to identify a new CEO within the next 90 days. The Nominees intend to create a Transition Oversight Committee of the Board when they are elected to immediately focus on the implementation of the transition plan while the CEO search is completed.

Mr. Perlegos said, “I fully support the Nominees’ plan to find a new CEO. Atmel needs new, strong leadership. I firmly believe that the Nominees are the right team and have the right plan to unlock the significant potential value of Atmel’s shares.”

The Nominees continued, “The upcoming vote gives Atmel shareholders a clear choice – our plan to create real shareholder value or the current management and board’s continued value-eroding attempt at a restructuring. We encourage shareholders to review our plan carefully and not be distracted by current management’s smear campaign against George Perlegos.”

The Nominees also announced today Piper Jaffray & Co., a leading international middle-market investment bank and institutional securities firm, is serving as financial advisor to the Nominees. Piper Jaffray has extensive experience in advising leading semiconductor companies in a variety of financial and strategic transactions.

Atmel shareholders are strongly advised to read the materials posted at www.improveatmel.com, which include important information about the Nominees and details on their plan to create value for shareholders, as well as other relevant documents. These materials are also available at www.sec.gov.

*    *    *

A LETTER FROM THE INDEPENDENT CANDIDATES
FOR THE ATMEL BOARD OF DIRECTORS

EXERCISE YOUR RIGHT TO PROTECT YOUR INVESTMENT IN ATMEL: VOTE THE GREEN CARD TODAY

May 1, 2007

Dear Atmel Shareholder:

We are seeking your support to replace five of Atmel’s directors at a Special Meeting of Shareholders to be held on May 18, 2007. We are working closely with our financial advisor, Piper Jaffray & Co., a leading international middle-market investment bank and institutional securities firm with extensive experience in advising leading semiconductor companies. In the following letter, we detail how we can deliver significantly more shareholder value than Atmel’s current management and Board.

CREATE A PURE-PLAY MICROCONTROLLER COMPANY
WITH 50% GROSS MARGINS

Our plan is simple – unlock significant value for shareholders by quickly transforming Atmel into a pure-play microcontroller company. By exiting Atmel’s non-core businesses, we will create a stronger competitor in the global microcontroller market with significantly higher margins than it has today.

	Atmel Today*	Atmel Under Our Plan**

Gross Margin	34%	50%

Operating Margin	8%	25%

Net Margin	6%	20%

* Based on 2006 estimates per Needham Research dated 4/2/07
** 2009 margin estimates per George Perlegos and the Nominees.

We strongly believe that Atmel’s current organization and its continued operation under the Laub-Sugishita plan masks the true value of Atmel’s assets. Based on a sum-of-the-parts analysis, we believe the potential value of Atmel’s different businesses ranges from approximately $9.50 to $13.50 per share, or an approximate 75% to 150% premium to Atmel’s current stock price1. Through our plan, we intend to capture this value for all Atmel shareholders.

1 Based on a $5.35 price per share as of 4/27/07. Please refer to the slideshow presentation on our website www.improveatmel.com and filed with the SEC for further details.

HOW WE WILL INCREASE THE VALUE OF YOUR INVESTMENT IN ATMEL - CREATING A PURE-PLAY MICROCONTROLLER COMPANY-

FOCUS EXCLUSIVELY ON MICROCONTROLLERS

We believe Atmel can be a global leader in the microcontroller market, a rapidly growing market that is expected to reach nearly $23 billion by 2009, according to Frost & Sullivan. Atmel’s microcontroller business should require only modest capital expenditures to remain competitive, and we expect it to generate a higher return on invested capital than the other businesses Atmel currently operates. We are confident Atmel can compete and win in the microcontroller market as long as the company is able to focus on and invest in the core strengths of its business.

Under our plan, the New Atmel will focus exclusively on the company’s strengths in Microcontrollers and the MCU Ecosystem – where we think Atmel has significant competitive advantages and where we expect to capitalize on growth opportunities. According to Frost & Sullivan, the 8-bit and 32-bit microcontroller markets are expected to increase at compound annual growth rates of 6.8% and 21.3% respectively, from 2005 to 2009.

EXIT LOWER MARGIN, SLOW GROWTH AND CAPITAL INTENSIVE BUSINESSES; STREAMLINE MANUFACTURING

We will retain Atmel’s low-cost fab facility in Colorado to support the microcontroller business and exit the company’s lower growth and lower margin business segments.

  Sell Atmel’s entire automotive business, including the German Fab;
  Spin-off Atmel’s Smart Card business, including the French Fab, to shareholders;
  Sell or close the NOR-flash business;
  Sell Atmel’s U.K. Fab facility.

By exiting these low-margin businesses, we believe we can achieve 50% margins at Atmel, a significant increase over the company’s estimated current 34% margins. The Laub-Sugishita plan will not create a pure-play microcontroller company. They want to retain the low growth and low margin businesses we plan to exit. We believe they are making a serious mistake that will jeopardize Atmel’s ability to generate shareholder value.

RETURN VALUE TO SHAREHOLDERS

As part of our plan, we expect to repurchase $500 million to $1 billion of Atmel’s shares, which would reduce the company’s float by about 30%. In addition, we plan to give Atmel shareholders direct ownership of an independent Smart Card business by spinning that business off to shareholders.

CONDUCT A SEARCH FOR AND HIRE A QUALIFIED CEO

We believe Atmel needs a CEO who can lead the company through the necessary transition to a pure-play microcontroller company – and beyond. Steven Laub and the

David Sugishita-led Board simply do not have that experience. We will conduct a thorough search to hire a new, highly-qualified CEO who will revamp the current failing management. The Sugishita-led board did not conduct a CEO search, and without considering any other candidates, named their fellow inexperienced director, Steven Laub, to the job.

We have retained Korn/Ferry International, the world's largest global provider of talent management solutions, which has commenced the search for a new CEO. We expect to hire a CEO with the abilities necessary to execute our plan, including international business experience (85% of Atmel’s revenues originate outside the U.S.), strong customer relations, and a track record of successfully driving growth at comparable companies – all attributes seriously lacking in Mr. Laub and the Sugishita-led board. To ensure a smooth transition, we will create a Transition Oversight Committee of the Board to immediately focus on the implementation of the transition plan while the CEO search is completed.

WORK WITH URGENCY

Within the first 90-days, we intend to hire a new CEO, begin exiting from non-core assets and initiate the significant share repurchase program. We expect to complete the Smart Card spin-off within 12 months.

Mr. Laub and the Sugishita-led board have announced ZERO progress on the “restructuring” plan they launched nearly six months ago. They are clearly not working with the necessary urgency to protect your investment. Meanwhile, competitors are exploiting the company’s current lack of focus. There is no time to waste.

ACT NOW TO PROTECT YOUR INVESTMENT IN ATMEL
VOTE THE GREEN CARD

WHY OUR PLAN IS BETTER THAN LAUB-SUGISHITA’S

Atmel With Nominees’ Plan	Atmel Under Laub and Current Board
Experienced team working with	Inexperienced team slowly working on
urgency on a focused plan	a deeply flawed plan
Pure-play, high margin company	Too many different product lines and
significantly lower margins
One fabrication facility	Maybe four, maybe two fab facilities
$500 million to $1 billion share	No plan to return value to shareholders
repurchase program
50% gross margins	30%+ gross margins
In peer group with revenue multiples of	Trading at a revenue multiple of 1.3x
4.0x – 6.0x

PROTECT YOUR INVESTMENT – DON’T BE DISTRACTED
BY THE LAUB-SUGISHITA SMEAR CAMPAIGN

Despite what Messrs. Laub and Sugishita would like you to believe, you are not voting on Mr. Perlegos. His interest in this proxy contest is solely as Atmel’s largest individual shareholder. He is not seeking to become CEO or a director. He has asked us to help him protect his investment in Atmel and those of all Atmel shareholders.

We have no conflicts or hidden agenda. We have the same clear and simple interest as all Atmel shareholders – increasing the stock price. We believe each nominee’s track record speaks for itself, and if elected, we intend to apply our experience and knowledge toward maximizing the value of your investment in Atmel.

EXERCISE YOUR SHAREHOLDER RIGHTS AND VOTE

PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY

If you have already returned a white proxy card, you have every right to change your vote and can do so by signing, dating and returning the GREEN proxy today.

If you have any questions about our solicitation, or need assistance in voting your GREEN proxy card, please call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 (call collect) or e-mail them at proxy@mackenziepartners.com. We also strongly advise you to read the materials posted at www.improveatmel.com. The website contains important information about our plan to create shareholder value at Atmel.

Thank you for your careful consideration.

Sincerely,

* * * * *

This letter contains forward looking statements, including estimates, projections and pro forma information, which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this letter.

This letter constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this letter may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.

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